SECURITIES AND EXCHANGE COMMISSION
					WASHINGTON, DC  20549

						FORM 12b-25

				Commission File Number 1-8129

				NOTIFICATION OF LATE FILING

(Check One):  [  ] Form 10-K  [  ]  Form 11-K  [  ] Form 20-F
              [ X ]  Form 10-Q		     [  ]  Form N-SAR

For Period Ended:      June 30, 2002

[  ]  Transition Report on Form 10-K	  [  ] Transition Report on Form 10-Q
[  ]  Transition Report on Form 20-F	  [  ] Transition Report on Form N-SAR
[  ]  Transition Report on Form 11-K

For the Transition Period Ended:  ___________________________________________

Read attached instruction sheet before preparing form.  Please print or type.

	Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

	If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:


				Part I.  Registrant Information

Full name of registrant      US 1 Industries, Inc.
				________________________________________________________

Former name if applicable



Address of principal executive office (Street and number)

                                      1000 Colfax
___________________________________________________________________________

City, State and Zip Code     Gary, Indiana  46406
				___________________________________________________

				Part II.  Rule 12b-25 (b) and (c)

	If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check appropriate box.)

[X]	(a)   The reasons described in reasonable detail in Part III of this form
     		could not be eliminated without unreasonable effort or expense;



[ ]	(b)   The subject annual report, semi-annual report, transition report on
		Form 10-K, 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the 15th calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

[ ]	(c)   The accountant's statement or other exhibit required by Rule
		12b-25(c) has been attached if applicable.

				  Part III.  Narrative

	State below in reasonable detail the reasons why Form 10-K, 11-K, 20-F, 10-Q, N-SAR or the transition report portion thereof could not be filed within the prescribed time period. (Attach extra sheets if needed.)

	The registrant was not able to obtain executed original copies of the required exhibits. As soon as they are available the Form 10-Q will be filed.


			 	Part IV.  Other Information

(1) Name and telephone number of person to contact in regard to this notification.

 W. Brinkley Dickerson, Jr.                  404         885-3822
____________________________________________________________________________
(Name)						(Area Code)	(Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d)of the
Securities Exchange Act of 1934 or Section 30 of the Investment Company Act
of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).
										[X]  Yes  [ ] No

(3) 	Is it anticipated that any significant change in results of	Operations
from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
										[ ]  Yes  [X] No

	If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                                 US 1 Industries, Inc.
________________________________________________________________________________
			(Name of registrant as specified in charter)

Has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date             August 14, 2002		By   /s/ Harold Antonson
     ___________________________                   _____________________________
								   Harold Antonson
								   Chief Financial Officer